Exhibit 99.1

Investor Relations Contact:
Lynn M. Liddle, Executive Vice President of Communications and Investor Relations
Domino’s Pizza, Inc.
(734) 930-3008
FOR IMMEDIATE RELEASE

Domino’s Pizza Appoints L. David Mounts as

Chief Financial Officer

Former UPS Executive Brings Wealth of Delivery Experience to Role

Ann Arbor, Michigan, October 18, 2005—Domino’s Pizza (NYSE: DPZ), the recognized world leader in pizza delivery, today announced the appointment of L. David Mounts as Executive Vice President of Finance and Chief Financial Officer. He will report to Domino’s Pizza Chairman and Chief Executive Officer, David A. Brandon. Mr. Mounts replaces Chief Financial Officer Harry J. Silverman, who is retiring from the Company after more than 20 years of service.

Mr. Mounts will be responsible for all finance and accounting functions, as well as having an integral role in the strategic management of the Company.

Since 1983, Mr. Mounts has served numerous roles with UPS, Incorporated, most recently as Corporate Controller, U.S. Operations, where he was responsible for finance and accounting activities for this primary segment of UPS, Inc., which represent revenues of $26 billion annually. From 2002 to 2005, Mr. Mounts was Chief Financial Officer for UPS Supply Chain Solutions Group, a $7 billion supply chain organization providing services in 120 countries. From 1999 to 2002, Mr. Mounts was Vice President, Mergers and Acquisitions, for UPS. During his tenure at UPS he was involved in executing, structuring and conducting post-transaction analysis on more than 30 mergers, acquisitions and joint ventures.

“David Mounts brings extraordinary credentials to the role of CFO at Domino’s Pizza,” said Mr. Brandon. “He began his career at UPS unloading trucks while a college student in Nevada. During a 22-year career with that great organization, he compiled a wealth of experience and knowledge that will be of great benefit to our Company.

“We have been privileged to have Harry Silverman lead our finance and accounting functions for so many years,” Mr. Brandon continued. “At the time Harry announced his impending retirement from the Company, he vowed to stay until we had time to find a worthy successor; and he has kept his promise. Mr. Silverman will be staying on for the balance of 2005 to enable a smooth transition of duties to our new CFO.”

Mr. Mounts has an MBA from The Wharton School of Business at the University of Pennsylvania, and a BSBA dual major in Finance and Management Information Systems from the University of Nevada, Las Vegas. He is married, with three children. Mr. Mounts serves on the board of directors for The Genesis Shelter, a shelter for homeless newborns and their families.

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,878 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of more than $4.6 billion in 2004, comprised of nearly $3.2 billion domestically and more than $1.4 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and in Spanish, can be found on the web at www.dominos.com.